Exhibit 5.1

November 2, 2006

MISCOR Group, Ltd.
1125 South Walnut Street
South Bend, Indiana 46619

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-1 (Reg. No. 333-137940) (the “Registration Statement”) filed by MISCOR Group, Ltd. (“MISCOR”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 375,000 shares of MISCOR common stock, no par value (the “Shares”), to be issued upon the exercise of certain warrants issued by MISCOR in prior transactions (the “Warrants”) as described in the Registration Statement.

We are furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with your request, we have made such examination of the corporate records and proceedings of MISCOR and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

Based upon such examination, we are of the opinion that MISCOR has duly authorized the Shares to be issued upon the exercise of the Warrants and, when issued and delivered upon the exercise of the Warrants in accordance with their terms against payment of the applicable exercise price in the manner described in the Registration Statement and in compliance with the Securities Act and applicable state blue sky laws, the Shares will have been validly issued and will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Barnes & Thornburg LLP
BARNES & THORNBURG LLP